                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               Amendment No. 3
                   Mountasia Entertainment International, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    624547105
                           --------------------------
                                 (CUSIP Number)

                               MEI Holdings, L.P.
                         4200 Texas Commerce Tower West
                                 2200 Ross Ave.
                               Dallas, Texas 75201
                           Attention: Daniel A. Decker
                                 (214) 220-4900
- --------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 With a copy to:

                            Robert A. Profusek, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                               New York, New York
                                 (212) 326-3939


                              September 25, 1996
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /.

                        (Continued on following page)

                             (Page 1 of 15 Pages)

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   2   of      Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            MEI Holdings, L.P.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   3   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            MEI GenPar, L.P.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   4   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            HH Genpar Partners
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Texas
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   5   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Hampstead Associates, Inc.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Texas
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   6   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            RAW GenPar, Inc.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Texas
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                               PAGE   7   OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       InMed, Inc. d/b/a Incap, Inc.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       Texas
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   CO
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                               PAGE   8  OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Donald J. McNamara
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       45.45%

- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                       IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                               PAGE   9   OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Robert A. Whitman
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                              PAGE   10   OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Daniel A. Decker
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

        This Amendment No. 3 amends and supplements the Statement on Schedule 13D filed on June 17, 1996, as amended by Amendments No. 1 and No. 2 (the "Schedule 13D"), by MEI Holdings, L.P., a Delaware limited partnership, and certain other persons. Capitalized terms used herein which are not otherwise defined herein are so used with the respective meanings ascribed to them in the Schedule 13D.

        Item 4 of the Schedule 13d is hereby amended by replacing all references to "Purchaser" with "Holdings" and by adding the following thereto:

        On September 25, 1996, pursuant to the letter amendment dated July 23, 1996, the Company and Holdings finalized the Amended and Restated Investment Agreement, dated June 5, 1996, as amended and restated (the "Amended Investment Agreement"), Exhibit G (Sale Option and Purchase Option Terms) to the Amended Investment Agreement, the Warrant, the Standstill Agreement, the Registration Rights Agreement and the Management Lock-up Agreements. Copies of such finalized documents are filed as Exhibits 1, 2, 5, 6, 7 and 8 hereto, respectively, and are incorporated herein by this reference.

        Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

        Exhibit 1 -     Amended and Restated Investment Agreement, dated
                        June 5, 1996 as amended and restated.

        Exhibit 1A-     Letter amending Investment Agreement, dated July 23,
                        1996.

        Exhibit 2 -     Warrant, dated August 28, 1996.

        Exhibit 3 -     Financing Commitment letter, dated June 5, 1996.

        Exhibit 4 -     Form of By-Law Amendments attached as Exhibit C to the
                        Investment Agreement.

        Exhibit 5 -     Standstill Agreement, dated August 28, 1996.

        Exhibit 6 -     Registration Rights Agreement, dated August 28, 1996.

        Exhibit 7 -     Management Lock-up Agreements, dated August 28, 1996.

        Exhibit 8 -     Sale Option and Purchase Option Terms attached as
                        Exhibit G to the Investment Agreement.

        Exhibit 99-     Agreement Among Filing Parties.

                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively on behalf of it and each of MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:  September 26, 1996              MEI HOLDINGS, L.P.


                                          By:  MEI GenPar, L.P.
                                              Its General Partner

                                           By: HH GenPar Partners
                                               Its General Partner

                                            By:  Hampstead Associates, Inc.
                                                 Its Managing General Partner

                                             By:  /s/ Daniel A. Decker
                                                  ---------------------------
                                                  Daniel A. Decker
                                                  Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:  September 26, 1996              MEI GENPAR, L.P.


                                          By:  HH GenPar Partners
                                               Its General Partner

                                           By: Hampstead Associates, Inc.
                                               Its Managing General Partner

                                            By:  /s/ Daniel A. Decker
                                                -------------------------------
                                                Daniel A. Decker
                                                Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:    September 26, 1996           HH GENPAR PARTNERS


                                       By:  Hampstead Associates, Inc.
                                            Its Managing General Partner

                                            By:  /s/  Daniel A. Decker
                                                 -----------------------------
                                                 Daniel A. Decker
                                                 Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:    September 26, 1996           HAMPSTEAD ASSOCIATES, INC.


                                       By:  /s/  Daniel A. Decker
                                            ----------------------------------
                                            Daniel A. Decker
                                            Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.


Dated:    September 26, 1996           RAW GENPAR, INC.


                                       By:  /s/  Robert A. Whitman
                                            -----------------------------------
                                            Robert A. Whitman
                                            President

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:    September 26, 1996           INMED, INC.


                                       By:  /s/  Daniel A. Decker
                                            -----------------------------
                                            Daniel A. Decker
                                            President


      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc.,
Robert A. Whitman and Daniel A. Decker.

Dated:    September 26, 1996

                                            /s/  Donald J. McNamara
                                            ----------------------------------
                                            Donald J. McNamara




      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc.,
Donald J. McNamara and Daniel A. Decker.

Dated:    September 26, 1996

                                            /s/  Robert A. Whitman
                                            ----------------------------------
                                            Robert A. Whitman

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara and Robert A. Whitman.


Dated:    September 26, 1996           /s/  Daniel A. Decker
                                       ---------------------------------------
                                       Daniel A. Decker

                              INDEX TO EXHIBITS



EXHIBIT         DESCRIPTION                                                PAGE
- -------         -----------                                                ----
1               Amended and Restated Investment Agreement, dated
                June 5, 1996 as amended and restated

2               Warrant dated August 28, 1996

5               Standstill Agreement, dated August 28, 1996

6               Registration Rights Agreement, dated August 28, 1996

7               Management Lock-up Agreements, dated August 28, 1996

8               Sale Option and Purchase Option Terms
                attached as Exhibit G to the Amended Investment Agreement